     As filed with the Securities and Exchange Commission on August 10, 1998
                                                   Registration No. 333-
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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                 ------------------

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                 ------------------

                              WIND RIVER SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

                                 ------------------
              DELAWARE                                 94-2873391
       (State of Incorporation)            (I.R.S. Employer Identification No.)

                                 ------------------
                                1010 Atlantic Avenue
                             Alameda, California  94501
                                   (510) 748-4100
                      (Address of principal executive offices)

                             1998 EQUITY INCENTIVE PLAN
                         1998 NON-OFFICER STOCK OPTION PLAN

                         ----------------------------------
                                 Richard W. Kraber
               Vice President of Finance and Chief Financial Officer
                              WIND RIVER SYSTEMS, INC.
                                1010 Atlantic Avenue
                             Alameda, California  94501
                                   (510) 748-4100

                         ----------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------------
                                     Copies to:

               Andrea Vachss, Esq.                Wendi Okun, Esq.
                Cooley Godward LLP            Wind River Systems, Inc.
                5 Palo Alto Square              1010 Atlantic Avenue
               3000 El Camino Real            Alameda, California 94501
           Palo Alto, California  94306           (510) 748-4100
                  (650) 843-5000

                                 ------------------

                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                        PROPOSED            PROPOSED
                                         MAXIMUM            MAXIMUM
   TITLE OF                          OFFERING PRICE        AGGREGATE       AMOUNT OF
SECURITIES TO      AMOUNT TO BE         PER SHARE        OFFERING PRICE   REGISTRATION
BE REGISTERED       REGISTERED            (1)                 (1)             FEE
--------------------------------------------------------------------------------------
Stock Options      1,300,000       $30.125 to $37.9375     $45,905,088       $13,542
and Common Stock
(par value $.001)
--------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The offering price per share and aggregate offering price are based upon (i) with respect to 1,000,445 shares, the average of the high and low prices of Registrant's Common Stock on August 5, 1998 as reported on the Nasdaq National
     Market and (ii) with respect to 299,555 shares subject to outstanding options, the exercise prices of such options.

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

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Wind River Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

     (b) The Company's quarterly report on Form 10-Q for the quarter ended April 30, 1998; and

     (c) The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on March 12, 1993.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.


                     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's By-laws also provide that the Company will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent not prohibited by Delaware law.

     The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has been authorized by the Board to enter into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any of its affiliated enterprises. Delaware law permits such indemnification provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had o reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                                      EXHIBITS

EXHIBIT
NUMBER

5.1       Opinion of Cooley Godward LLP

23.1      Consent of PricewaterhouseCoopers LLP

23.2 Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

99.1      1998 Equity Incentive Plan

99.2      1998 Non-Officer Stock Option Plan



                                    UNDERTAKINGS

1.   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on August 10, 1998.



                                                WIND RIVER SYSTEMS, INC.



                                                By   /s/ Ronald A. Ablemann
                                                  ---------------------------
                                                     Ronald A. Ablemann
                                                     CHIEF EXECUTIVE OFFICER,
                                                     PRESIDENT AND DIRECTOR

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   SIGNATURE                    TITLE                     DATE
   /s/ Ronald A. Ablemann       Chief Executive           August 10, 1998
------------------------------  Officer, President
   (Ronald A. Ablemann)         and Director


   /s/ Richard W. Kraber        Chief Financial           August 10, 1998
------------------------------  Officer (Principal
   (Richard W. Kraber)          Financial Officer)


   /s/ Jerry L. Fiddler         Chairman of the Board     August 10, 1998
------------------------------
   (Jerry L. Fiddler)


   /s/ David L. Wilner          Chief Technical           August 10, 1998
------------------------------  Officer and Director
   (David L. Wilner)


   /s/ William B. Elmore        Director                  August 10, 1998
------------------------------
   (William B. Elmore)


   /s/ David B. Pratt           Director                  August 10, 1998
------------------------------
   (David B. Pratt)


                                   EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION                                   SEQUENTIAL PAGE NUMBER

 5.1      Opinion of Cooley Godward LLP

23.1      Consent of PricewaterhouseCoopers LLP

99.1      1998 Equity Incentive Plan

99.2      1998 Non-Officer Stock Option Plan